Exhibit 99.1

ADVAXIS, INC.

NOTICE OF REDUCTION IN WARRANT EXERCISE PRICE

July 31, 2019

Dear Holder of Warrants to Purchase Common Stock of Advaxis, Inc.

This is to inform you that effective immediately, the exercise price of the warrants Advaxis, Inc. (the “Company”) issued under a Warrant Agency Agreement dated September 11, 2018 (“Warrants”), has been reduced from $0.248 per Warrant, equal to $3.72 per share of Advaxis common stock (“Common Stock”), to $0.02667 per Warrant, equal to $0.40 per share of Common Stock. The reduction in the exercise price is taking place in accordance with Section 2(a) of the Warrants as a result of the issuance and sale by the Company on July 25, 2019 of an aggregate of (i) 10,650,000 shares of Common Stock, and (ii) an aggregate of 13,656,000 pre-funded warrants exercisable into an aggregate of 13,656,000 shares of Common Stock, together with Common Stock purchase warrants to purchase up to an aggregate of 17,142,000 shares of Common Stock in an underwritten public offering for a public offering price of $0.70 per share and accompanying warrant, with net proceeds to the Company equal to $0.651 per share and accompanying warrant.

Section 2(a) of the Warrants provides, in relevant part, that if and whenever after September 7, 2018, Advaxis issues or sells any shares of Common Stock for a consideration per share less than a price equal to the exercise price of the Warrants in effect immediately prior to such issuance, immediately after such issuance, the exercise price then in effect shall be reduced to an amount equal to the New Issuance Price. Following prior reductions in the exercise price, the exercise price of the warrants prior to the public offering on July 25, 2019 was $0.248 per warrant, equaling $3.72 per full share of Common Stock. The net sale price of the shares in the public offering was $0.651 per full share of Common Stock and accompanying warrant. Thus because the Company issued shares for consideration below the exercise price for a full share of $3.72, in accordance with Section 2(a) of the Warrants, the exercise price of the Warrants has been reduced to $0.0248 per warrant, which is equal to $0.372 per full share.

This Notice does not constitute an offer of the securities that may be the subject of the underwritten public offering for sale.

Advaxis files annual, quarterly and current reports and other information with the SEC. The materials Advaxis files with the SEC are available on the SEC’s website, www.sec.gov. They also are available on Advaxis’ website, www.advaxis.com. You are urged to review the information Advaxis files with the SEC before deciding whether to exercise your Warrants.

ADVAXIS, INC.